Exhibit 99.1

Contacts:

Alphatec Holdings, Inc.	Noonan Russo
Ronald G. Hiscock	Brian Ritchie
760.431.9286 x402	212.845.4269
rhiscock@alphatecspine.com	brian.ritchie@eurorscg.com

Alphatec Announces Management Team Changes

CARLSBAD, Calif., October 19, 2006 — Alphatec Holdings, Inc. (Nasdaq: ATEC), a spinal device company, announced today that the Company’s Chairman of the Board, John H. Foster, will become Executive Chairman, effective immediately. Ronald G. Hiscock remains President and Chief Executive Officer. Also, Stephen T. D. Dixon has resigned, and Steven M. Yasbek has been promoted from his current position as Vice President and Corporate Controller to Vice President and Chief Financial Officer.

“I look forward to taking an active leadership role at Alphatec, and working closely with Ron Hiscock,” said Mr. Foster. “This change will allow Ron to focus on operations, and provides me with the opportunity to be intimately involved in the relationships with our constituents, communications and further defining the Alphatec brand.”

Mr. Yasbek has served as Alphatec’s Vice President and Corporate Controller since the beginning of this year. He previously served as Vice President and Corporate Controller for REMEC Inc., a multi-location international, publicly-held designer and manufacturer of radio frequency products. In this position, he directed all finance, accounting and control functions. Mr. Yasbek has also held a number of other senior financial posts throughout his career at Pacific Scientific Company and Intellisys Group, Inc.

Mr. Yasbek received a Bachelors of Science and an MBA from Loyola Marymount University. He is a Certified Public Accountant.

“Steven Yasbek has been instrumental in managing our finances, accounting and controls,” said Mr. Foster. “I am confident in Steve and pleased to announce his promotion. We would like to thank Steve Dixon for his dedication to Alphatec and wish him well in his future endeavors.”

About Alphatec

Alphatec is a medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders. Alphatec’s principal product offerings are primarily focused on the U.S. spine fusion market, which is estimated to approach $3 billion in 2007, through its wholly-owned subsidiary, Alphatec Spine, Inc., and include a variety of spinal implant products and systems comprised of components such as spine screws, spinal spacers, and plates that offer multiple solutions to address patients’ needs. In addition to Alphatec’s U.S. presence, it also participates in the Japanese spine fusion and orthopedic trauma markets through its subsidiary, Alphatec Pacific, Inc. Our mission is to be a values-based leader in the spinal device market by providing unmatched service to and taking scientific direction from our physicians. We do so through our unique in-house manufacturing facility in Carlsbad, California that allows us to respond quickly to surgeon needs and to customize innovative products needed for spine fusion surgery.

Forward Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using our products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing any new products, failure to successfully introduce and develop new products, including products related to license agreements, failure to obtain FDA clearance or approval for particular devices, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to our intellectual property. Please refer to the risks detailed in Alphatec’s Form S-1 on file with the SEC, as well as the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.